LICENSE AGREEMENT

   THIS AGREEMENT, made as of this 30th day of May, 2006, by and between Horizon Investment Services, LLC ("Horizon"), an Indiana limited liability company, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.

                                   WITNESSETH:

   WHEREAS, Horizon has developed the investment strategy set forth in Exhibit A attached hereto (the "MicroCap Strategy");

   WHEREAS, all proprietary rights to the MicroCap Strategy and the name "Horizon Investment Services" (collectively, the "Property") are owned by Horizon;

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest all or a portion of its assets in securities selected in accordance with the MicroCap Strategy (the "Trusts");

   WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Property for use in connection with the Trusts; and

   WHEREAS, Horizon is willing to license the Property to Van Kampen and the Trusts under the terms and conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Grant of License. (a) Subject to the terms and conditions of this Agreement, Horizon hereby grants to Van Kampen and the Trusts an Exclusive (as defined below) license to use and refer to the Property, with prior approval from Horizon, in connection with the Trusts. The license granted herein shall continue until the later to occur of the termination of this Agreement or the termination date of the last existing Trust.

         (b) Horizon covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Property in connection with the initial sale of the Trusts or subsequent resales of the Trusts in the secondary market.

         (c) Horizon represents and warrants that it owns all proprietary rights in and to the Property and has the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

         (d) Van Kampen, on behalf of the Trusts, acknowledges that Horizon has represented and warranted that the Property is the exclusive property of Horizon and that Horizon has and retains all proprietary rights thereto except to the extent otherwise provided herein. Except as otherwise specifically provided herein, Horizon reserves all rights to the Property, and this Agreement shall not be construed to transfer to Van Kampen or the Trusts any ownership right to, or equity interest in, any of the Property.

     2. Fees. For the license granted herein, Van Kampen, on behalf of the Trusts, agrees that the Trusts shall pay Horizon the license fees set forth in Exhibit B hereto.

     3. Term. Subject to Section 7, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless a party terminates the Agreement by providing the other parties a written notice to that effect ninety (90) days prior to the end of the then-current term. The Initial Term and the Renewal Term are referred to herein as the "Term".

     4. Exclusivity and Right of First Refusal. (a) Horizon covenants and agrees that the licenses granted herein shall be Exclusive (as defined below) during the period from the Effective Date until the two year anniversary thereof (the "Initial Exclusivity Period"). This period shall be extended for additional one-year periods (each one-year period being an "Extended Exclusivity Period") if at the end of the Initial Exclusivity Period and, subsequent thereto, at the end of an Extended Exclusivity Period, either (i) the asset balance of all outstanding Trusts equals or exceeds $250 million or (ii) Van Kampen pays Horizon an up front annual minimum license fee with respect to each Extended Exclusivity Period equal to (A) $62,500 plus (B) $62,500 minus two and one-half basis points (0.025%) of the asset balance of all outstanding Trusts. "Exclusive" as used herein shall mean that neither Horizon nor anyone acting on its behalf shall take any action to market or promote any UIT based on the MicroCap Strategy other than the Trusts or shall permit the use of any of the Property in connection with the creation, marketing or promotion of any UIT other than the Trusts. Except as provided in Section 4(b), nothing contained herein shall limit the right of Horizon to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a UIT.

         (b) Horizon covenants and agrees that, during the Term of this Agreement, neither Horizon nor anyone acting on its behalf shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any unit investment trust within the United States unless Horizon shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such a unit investment trust and Van Kampen shall have failed to provide a written acceptance of such offer to Horizon within 15 days after receipt of such offer.

     5. Assignment. Neither of the parties hereto may assign its respective rights and obligations under this Agreement without the prior written consent of the other party.

     6. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and Horizon, and that the services performed hereunder by Horizon shall be as an independent contractor and not as an employee or agent of Van Kampen. Horizon shall have no authority whatsoever to bind Van Kampen on any agreement or obligation and Horizon agrees that it shall not hold itself out as an employee or agent of Van Kampen.

     7. Termination. (a) Horizon may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

         (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Horizon that is not remedied within ten (10) business days after written notice thereof.

         (c) Horizon and Van Kampen may terminate this Agreement at any time upon the execution by each party of a written agreement to that effect.

         Any termination under Section 7(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

     8. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each party in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, a party may reasonably designate, by notice in writing delivered to the other party, other information as being confidential or a trade secret.

         (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

         (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

         (d) Each party acknowledges and agrees that a breach of this Section would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section, in addition to all other remedies available to such party at law or in equity.

         (e) The covenants set forth in this Section shall survive the termination of this Agreement.

     9. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

         (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

         (b) take such other actions as the other parties hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

         (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

         In addition, Horizon may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a Horizon piece or in response to questions of the media or others, without Van Kampen's prior written consent, except that Horizon may state that it licenses the Property to the Trusts and may describe the services provided under this Agreement to the extent that such services are described in any Registration Statement or other publicly available materials produced by Van Kampen.

     10. Indemnification. (a) In the event any claim is brought by any third party against Horizon that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as applicable, to comply with any law, rule or regulation relating to the Trusts, Horizon, as applicable, shall promptly notify Van Kampen, and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless Horizon against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Horizon shall have the right, at its expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, Horizon shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Horizon.

         (b) In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Horizon of its respective obligations hereunder, or the failure of Horizon to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify Horizon and Horizon shall defend such claim at its expense and under its control. Horizon shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Horizon shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

         (c) The indemnifications set forth in this Section shall survive the termination of this Agreement for any cause whatsoever.

     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     12. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

     13. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

     14. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to Horizon:

                           Horizon Investment Services, LLC
                           7412 Calumet Avenue
                           Hammond, IN 46324-2692
                           Attn: Charles B. Carlson

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to :

                           Van Kampen Investments Inc.
                           1221 Avenue of the Americas
                           New York, NY 10020
                           Attn:  Office of the General Counsel

         Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

     15. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

     16. Conflicts. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

                              VAN KAMPEN FUNDS INC.

            By

            Name_____________________________________________________

            Title____________________________________________________



                        HORIZON INVESTMENT SERVICES, LLC

            By

            Name_____________________________________________________

            Title____________________________________________________



                                    EXHIBIT A

                                MICROCAP STRATEGY

"MicroCap Strategy" means:

         Beginning with the stocks in the Dow Jones Select MicroCap Index, the strategy excludes the bottom 2% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones Select MicroCap Index from highest to lowest based on the following strategy screens:

     o EBITDA Margin - Earnings before interest, taxes, depreciation and amortization divided by sales.

     o EPS Surprise Last Quarter - The difference between last quarter's actual earnings per share and the average estimate, divided by the absolute value of the actual earnings per share.

     o Gross Margin - Net sales in most recent four quarters minus cost of goods sold in most recent four quarters, with this total then divided by net sales.

     o Operating Income Change Last Quarter - The difference between operating income in the latest quarter and the year-earlier quarter.

     o Price/Free Cash Flow Ratio - Stock price divided by per share free cash flow over past four quarters. Free cash flow represents the net change in cash from all items classified in the operating activities section on a statement of cash flows, minus capital spending and cash dividends.

     o Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones Select MicroCap Index. The strategy ranks the remaining stocks by total score and selects the top 50 stocks. If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher.

                                    EXHIBIT B

                                  LICENSE FEES

          LICENSE FEES FOR TRUSTS THAT INVEST ONLY IN MICROCAP STRATEGY

         In connection with a Trust that initially invests all of its assets in securities selected in accordance with the MicroCap Strategy, Van Kampen shall pay license fees in accordance with the following:

         During each Year (defined below) of the Term, Van Kampen will provide to Horizon a written report (each, a "Quarterly Report"), within 10 days after the end of each Quarter (defined below), which sets forth (i) the asset balance for the Trusts at such Quarter-end, and (ii) a calculation of the Rolling Average Asset Balance (defined below) at such Quarter-end. Within 10 days after the end of each Quarter during each Year of the Term, Van Kampen will pay (each, a "Quarterly Payment"), to Horizon, an amount equal to one-quarter of the Basis Point Amount (defined below).

         All amounts will be paid in cash or readily available funds and will be non-refundable.

         Definitions:

         "Basis Point Amount" means, at any time during a Year, an amount equal to ten (10) basis points (.10%) on the then Rolling Average Asset Balance.

         "Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

         "Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Trusts in the aggregate for the month then ended together with all previous months in such Year, calculated by adding the month-end asset balances for the Trusts for such months and dividing the result by the number of such months.

         "Year" means a twelve-month period commencing on the Effective Date or on any anniversary of the Effective Date.

                     LICENSE FEES FOR MULTI-STRATEGY TRUSTS

         In connection with a Trust that initially invests a portion of its assets (but not all of its assets) in securities selected in accordance with MicroCap Strategy (a "Multi-Strategy Trust"), Van Kampen shall pay license fees in accordance with the following:

         During each Year (defined below) of the Term, Van Kampen will provide to Horizon a written report (each, a "Multi-Strategy Trust Quarterly Report"), within 10 days after the end of each Quarter (defined below), which sets forth
(i) the asset balance for the Multi-Strategy Trusts at such Quarter-end, and
(ii) a calculation of the Multi-Strategy Trust Rolling Average Asset Balance (defined below) at such Quarter-end. Within 10 days after the end of each Quarter during each Year of the Term, Van Kampen will pay (each, a "Multi-Strategy Trust Quarterly Payment"), to Horizon, an amount equal to one-quarter of the Multi-Strategy Trust Basis Point Amount (defined below).

         All amounts will be paid in cash or readily available funds and will be non-refundable.

         Definitions:

         "Multi-Strategy Trust Basis Point Amount" means, at any time during a Year, an amount equal to ten (10) basis points (.10%) on the then Multi-Strategy Trust Rolling Average Asset Balance multiplied by the MicroCap Strategy Ratio.

         "Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

         "Multi-Strategy Trust Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Multi-Strategy Trusts in the aggregate for the month then ended together with all previous months in such Year, calculated by adding the month-end asset balances for the Multi-Strategy Trusts for such months and dividing the result by the number of such months.

         "MicroCap Strategy Ratio" means the portion of the initial assets in a Multi-Strategy Trust invested in accordance with the MicroCap Strategy as a percentage of all assets in such Multi-Strategy Trust at the time of the creation of such Multi-Strategy Trust.

         "Year" means a twelve-month period commencing on the Effective Date or on any anniversary of the Effective Date.





                                  CONFIDENTIAL

                      AMENDMENT No. 5 TO LICENSE AGREEMENT

   This Amendment to the License Agreement dated September 8, 1998 between Dow Jones & Company, Inc. ("Dow Jones") and Van Kampen Funds Inc. (the "Licensee" or "Van Kampen") (the "License Agreement"), as amended by Amendment No. 1 dated December 1, 1999, Amendment No. 2 dated February 1, 2000, Amendment No. 3 dated September 8, 2003 and Amendment No. 4 dated May 19, 2005, is made as of March 7, 2006 (the "Amendment No. 5 Effective Date"), by and between Dow Jones and the Licensee.

   WHEREAS, the License Agreement grants a license to Licensee to use certain proprietary Indexes and related Dow Jones Marks in connection with the issuance, trading, marketing and promotion of Products;

   WHEREAS, in addition to the Products authorized for use under the License Agreement, the Licensee also wishes to issue, sell, market and promote certain Products based on one or more of the Strategies identified on Schedule A hereto (each an "Additional Index Strategy") using the Dow Jones U.S. Total Market Indexes or the Dow Jones Select MicroCap Index listed on Schedule B hereto (the "Additional Indexes"), and to use the related Dow Jones proprietary service marks associated with such indexes in connection therewith; and

   WHEREAS, the Licensee and Dow Jones have agreed to amend the License Agreement to permit Licensee's issuance, sale, marketing and promotion of Products based on one or more Additional Index Strategies, and to use Dow Jones's proprietary service marks in connection therewith on the terms provided herein and in the License Agreement.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the License Agreement, it is agreed as follows:

   1. Subject to the terms and conditions of the License Agreement, Dow Jones hereby grants to Licensee a further non-transferable non-exclusive license to use the Dow Jones U.S. Total Market Indexes, and to use and refer to the service marks "Dow JonesSM" and "Dow Jones U.S. Total Market IndexesSM" (collectively, the "Dow Jones U.S. Total Market Index Marks"), in connection with the issuance, sale, marketing and promotion of Products based on one or more Additional Index Strategies to indicate that Dow Jones is the source of the Additional Indexes and as may otherwise be required by applicable laws, rules, regulations, court orders or under the License Agreement.

   2. Subject to the terms and conditions of the License Agreement, Dow Jones hereby grants to Licensee a further non-transferable non-exclusive license to use the Dow Jones Select MicroCap Index, and to use and refer to the service marks "Dow JonesSM" and "Dow Jones Select MicroCap IndexSM" (collectively, the "Select MicroCap Marks"), in connection with the issuance, sale, marketing and promotion of Products based on one or more an Additional Index Strategy and to indicate that Dow Jones is the source of the Dow Jones Select MicroCap Index and as may otherwise be required by applicable laws, rules, regulations, court orders or under the License Agreement.

   3. Index Data: (a) Dow Jones shall use commercially reasonable efforts to provide the Index Data (as defined in Schedule D hereto) to Licensee as set forth therein. Licensee agrees that it shall use the Index Data for internal purposes only (i.e., by Licensee's employees) solely in connection with the license granted in Section 1 of this Amendment, except that Licensee may report the values of Indexes in periodic reports to Licensee's customers so long as such reports are not provided in connection with any information vending or commercial publishing activity carried on by Licensee or any of its affiliates. Except as otherwise expressly provided herein, Licensee shall not reproduce or further transmit or distribute the Index Data for commercial purposes in any type of format or by any means, including but not limited to the Internet, Intranet or other type of network.

                  (b) CUSIP DATA. Licensee agrees and acknowledges that it has been informed that the CUSIP Service, or any portion thereof that may be included in the Index Data being provided to Licensee in connection herewith, is and shall remain valuable intellectual property owned by, or licensed to, CUSIP Service Bureau, Standard & Poor's ("CSB") and the American Bankers Association ("ABA"), and that no proprietary rights are being transferred to Licensee in such materials or in any of the information contained therein under this Agreement. Unless Licensee has a separate, written and effective agreement with Standard & Poors for any CUSIP Service data included in the Index Data, Licensee agrees that Licensee shall not publish or distribute in any medium the CUSIP Service or any information contained therein, or any portion thereof that may be included in the Index Data being provided to Licensee in connection herewith. NEITHER CSB, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP SERVICE OR THE CUSIP DATABASE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL THE CSB, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSIONS IN THE CUSIP DATABASE NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL RESULTING THEREFROM. Licensee acknowledges that it may be required to obtain a license from CSB in connection with the receipt of the CUSIP Service (or any portion thereof) in the Index Data. Licensee shall be individually liable to CSB for any fees imposed by CSB in connection with the receipt by Licensee of data from the CUSIP Service in connection herewith.

                  (c) Dow Jones will give Licensee reasonable prior written notice of, and Licensee will be solely responsible to obtain and maintain, at its own cost, all consents and licenses and make all filings necessary to receive and/or use the Index Data, including consents of applicable Sources (e.g., the London Stock Exchange with respect to SEDOL data) and shall certify to Dow Jones in writing receipt of the same upon Dow Jones' request.

   4. Except as otherwise expressly provided herein, all terms and conditions in the License Agreement that apply to the Dow Jones Industrial Average shall apply equally to the Additional Indexes.

   5. Except as otherwise expressly provided herein, all terms and conditions in the License Agreement that apply to the Dow Jones Marks shall apply equally to the Dow Jones U.S. Total Market Index Marks and the Select MicroCap Marks.

   6. Except as otherwise expressly provided herein, all terms and conditions of the License Agreement that apply to the Products shall apply equally to the Products based on one or more of the Additional Index Strategies.

   7. Section 9(a) shall be amended to insert "or (iv) an Additional Index Strategy" after "or (iii) a Strategy".

   8. In consideration for the license granted under this Amendment, Licensee shall pay to Dow Jones the license fees set forth on Schedule C attached hereto.

   9. For the avoidance of doubt, (a) none of the Products authorized under the License Agreement (as amended) may be listed for trading on an Organized Securities Market. "Organized Securities Market" shall mean a U.S. national securities exchange, an automated quotation or other electronic trading system, a foreign securities exchange or any other domestic or foreign securities market determined by Dow Jones in its reasonable judgment to constitute an Organized Securities Market; and (b) the name of each of the Products shall be subject to Dow Jones's prior written approval.

   10. Except as expressly amended hereby, all provisions in the License Agreement shall continue to remain in full force and effect.

   11. Except as otherwise specified herein, all capitalized terms used in this Amendment shall have the meaning ascribed to them in the License Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to the License Agreement to be executed as of the date first set forth above.

                            Dow Jones & Company, Inc.

                          By: _________________________

                           Name: Michael A. Petronella

                          Title: President, Dow Jones Indexes

                           Date:

                              VAN KAMPEN FUNDS INC.


                         By: __________________________

                          Name:

                         Title:

                          Date:

                                   SCHEDULE A

"Additional Index Strategy" shall mean each of the Basic Materials Strategy, Consumer Goods Strategy, Consumer Services Strategy, Energy Strategy, Financial Strategy, Health Care Strategy, Industrials Strategy, Technology Strategy, Telecommunications Strategy, Utilities Strategy and MicroCap Strategy as follows:

"Basic Materials Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Basic Materials Index from highest to lowest based on the following strategy screens:

     o    Dividend Yield,

     o    Operating Margin,

     o    Price/Book Value Ratio,

     o    Price/Free Cash Flow Ratio,

     o    Price/Sales Ratio, and

     o    Price/Sales to Five-Year Average.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Basic Materials Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Price/Book Value Ratio is ranked higher.

"Consumer Goods Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Consumer Goods Index from highest to lowest based on the following strategy screens:

     o    Dividend Yield to Five-Year Median,

     o    Long-Term Expected Profit Growth,

     o    One-Year Earnings Growth,

     o    Operating Income Change Last Quarter,

     o    Price/Cash Flow Ratio, and

     o    Total Return for the Past Six Months.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Consumer Goods Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Long-Term Expected Profit Growth is ranked higher.

"Consumer Services Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Consumer Services Index from highest to lowest based on the following strategy screens:

     o    Cash Flow to Net Income,

     o    EPS Change Last Quarter,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Sales to Five-Year Average, and

     o    Total Return for the Past Six Months.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Consumer Services Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Long- Term Expected Profit Growth is ranked higher.

"Energy Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Oil & Gas Index from highest to lowest based on the following strategy screens:

     o    Enterprise Value to EBITDA,

     o    Five-Year Earnings Growth,

     o    Gross Margin Trend,

     o    Long-Term Expected Profit Growth,

     o    Price/Sales Value Ratio, and

     o    Price/Sales to Three-Year Average.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Oil & Gas Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Long-Term Expected Profit Growth is ranked higher.

"Financials Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Financials Index from highest to lowest based on the following strategy screens:

     o    Earnings Predictability,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Book Value Ratio,

     o    Price/Sales Ratio, and

     o    Tangible Book One-Year Change.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Financials Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks, provided that the stock of any affiliate of Van Kampen will be excluded and replaced with the stock with the next highest ranking. If two stocks are assigned the same total score, the stock with the higher score for Tangible Book One-Year Change is ranked higher.

"Health Care Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Health Care Index from highest to lowest based on the following strategy screens:

     o    Enterprise Value to EBITDA,

     o    Gross Margin,

     o    One-Year Net Income Growth,

     o    Price/Earnings Ratio,

     o    Price/Free Cash Flow Ratio, and

     o    Return on Equity.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Health Care Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Return on Equity is ranked higher.

"Industrials Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Industrials Index from highest to lowest based on the following strategy screens:

     o    EPS Revisions Current Quarter,

     o    EPS Surprise Last Quarter,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Free Cash Flow Ratio and

     o    Total Return for the Past Six Months.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Industrials Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Price/Earnings Ratio is ranked higher.

"Technology Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Technology Index from highest to lowest based on the following strategy screens:

     o    Net Profit Margin,

     o    Price/Book Value Ratio,

     o    Price/Sales Ratio,

     o    Price/Sales to Five-Year Average,

     o    Tangible Book Five-Year Change, and

     o    Total Return for the Past Six Months.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Technology Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher.

"Telecommunications Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S.
Telecommunications Index from highest to lowest based on the following strategy screens:

     o    Asset Turnover Trend,

     o    Dividend Yield,

     o    Enterprise Value to EBITDA,

     o    Price/Cash Flow Ratio,

     o    Three-Year Sales Growth, and

     o    Total Return for the Past Six Months.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Telecommunications Index. The strategy ranks the remaining stocks by total score and selects the top 10 stocks. If two stocks are assigned the same total score, the stock with the higher score for Enterprise Value to EBITDA is ranked higher.

"Utilities Strategy" means:

         Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Utilities Index from highest to lowest based on the following strategy screens:

     o    EBIT Margin,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Book Value Ratio versus Three-Year Average,

     o    Price/Cash Flow Ratio, and

     o    Price/Sales to Three-Year Average.

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Utilities Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Price/Earnings Ratio is ranked higher.

"MicroCap Strategy" means:

         Beginning with the stocks in the Dow Jones Select MicroCap Index, the strategy excludes the bottom 2% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones Select MicroCap Index from highest to lowest based on the following strategy screens:

     o    EBITDA Margin,

     o    Gross Margin,

     o    EPS Surprise Last Quarter,

     o    Operating Income Change Last Quarter.

     o    Total Return for the Past Six Months, and

     o    Price/Free Cash Flow Ratio,

         The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones Select MicroCap Index. The strategy ranks the remaining stocks by total score and selects the top 50 stocks. If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher.

                  GLOSSARY OF ENHANCED SECTOR STRATEGY SCREENS

Asset Turnover Trend - The median asset turnover for the four most recent quarters divided by the median asset turnover of the 12 most recent quarters. Asset turnover is the sum of the four most recent quarters of sales divided by the average of the four most recent quarters of assets.

Cash Flow to Net Income - Sum of the four most recent quarters of cash flow divided by sum of the four most recent quarters of net income. Cash flow is defined as income before extraordinary items plus depreciation and amortization.

Dividend Yield - The indicated annual dividend divided by the current stock price.

Dividend Yield to Five-Year Median - Current dividend yield divided by the median dividend yield over the past 60 months.

Earnings Predictability - A ratio that seeks to measure of the stability of year-to-year earnings growth over the past 20 quarters. Calculated by dividing the standard deviation of year-to-year changes in per-share earnings by the average year-to-year change in per-share earnings.

EBITDA Margin - Earnings before interest, taxes, depreciation and amortization ("EBITDA") divided by sales.

EBIT Margin - Earnings before interest and taxes ("EBIT") divided by sales.

Enterprise Value to EBITDA - Enterprise value divided by earnings before interest, taxes, depreciation, and amortization. Enterprise value equals stock market capitalization plus sum of debt and preferred stock minus cash and cash equivalents.

EPS Change Last Quarter - Year-to-year change in operating earnings per share. Operating earnings exclude the effect of all nonrecurring items, including cumulative effect of accounting changes, discontinued operations, extraordinary items, special items, and one-time income tax expenses/benefits.

EPS Revisions Current Quarter - The net percentage of positive profit-estimate revisions. First, the number of earnings estimates for the next fiscal quarter that have been decreased from the prior month are subtracted from the number that have been increased. Next, that result is divided by the total number of earnings estimates for the quarter.

EPS Surprise Last Quarter - The difference between last quarter's actual earnings per share and the average estimate, divided by the absolute value of the actual earnings per share.

Five-Year Earnings Growth - The difference between operating earnings per share in the most recent four quarters and operating earnings per share in the four quarters five years earlier, expressed as a percentage.

Gross Margin - Net sales in most recent four quarters minus cost of goods sold in most recent four quarters, with this total then divided by net sales.

Gross Margin Trend - The median gross margin over the past four quarters divided by median gross margin over the past 12 quarters.

Long-Term Expected Profit Growth - The simple average of analysts' estimates for five-year growth in earnings per share.

Net Profit Margin - Net income divided by sales.

One-Year Earnings Growth - The difference between operating earnings per share in the most recent four quarters divided by operating earnings per share in the four quarters one year earlier, expressed as a percentage.

One-Year Net Income Growth - The difference between net earnings per share in the most recent four quarters and net earnings per share in the four quarters one year earlier, expressed as a percentage. Net earnings exclude discontinued operations and extraordinary items.

Operating Margin - Operating income before deprecation divided by sales, calculated for most recent four quarters.

Operating Income Change Last Quarter - The difference between operating income in the latest quarter and the year-earlier quarter.

Price/Earnings Ratio - Stock price divided by earnings per share from operations over past four quarters.

Price/Book Value Ratio - Stock price divided by current book value per share.

Price/Book Value Ratio versus Three-Year Average - The current price/book value ratio divided by the median of the price/book value ratio over the past 36 months.

Price/Cash Flow Ratio - Stock price divided by per-share cash flow over past four quarters, with cash flow defined as net income plus depreciation and amortization.

Price/Free Cash Flow Ratio - Stock price divided by per share free cash flow over past four quarters. Free cash flow represents the net change in cash from all items classified in the operating activities section on a statement of cash flows, minus capital spending and cash dividends.

Price/Sales Ratio - Stock price divided by per-share sales over most recent four quarters.

Price/Sales to Three-Year Average - Current price/sales ratio divided by median price/sales ratio over past 36 months.

Price/Sales to Five-Year Average - Current price/sales ratio divided by median price/sales ratio over past 60 months.

Return on Equity - Income before extraordinary items over most recent four quarters divided by average for common equity over four most recent quarters

Tangible Book One-Year Change - The change in tangible shareholders equity per share over the most recent year. Tangible shareholders equity equals shareholders equity minus intangible assets, such as goodwill.

Tangible Book Five-Year Change - The change in tangible shareholders equity per share over the past five years. Tangible shareholders equity equals shareholders equity minus intangible assets, such as goodwill.

Three-Year Sales Growth - The difference between per share sales in the most recent four quarters and per-share sales in the four quarters three years earlier, expressed as a percentage.

Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price.

                                   SCHEDULE B

                             THE ADDITIONAL INDEXES

1) Dow Jones U.S. Total Market Indexes

Dow Jones U.S. Basic Materials Index
Dow Jones U.S. Consumer Goods Growth Index
Dow Jones U.S. Consumer Services Index
Dow Jones U.S. Financials Index
Dow Jones U.S. Health Care Index
Dow Jones U.S. Industrials Index
Dow Jones U.S. Oil & Gas Index
Dow Jones U.S. Telecommunications Index
Dow Jones U.S. Technology Index
Dow Jones U.S. Utilities Index
Dow Jones U.S. Total Market Index

2) Dow Jones Select MicroCap Index

                                   SCHEDULE C

                                  LICENSE FEES

   I. Licensee shall pay license fees in accordance with the following with respect to the Dow Jones US Total Market Indexes:

1) Upon signing of this Amendment No. 5 and, during the Term, on each anniversary of the Amendment No. 5 Effective Date, the Licensee will pay to Dow Jones a flat annual minimum payment of $60,000 in respect of the twelve-month period commencing on the Amendment No. 5 Effective Date or the anniversary thereof, as the case may be (each, a "DJUSTMI Annual Minimum Payment").

2) In addition, during each Year (defined below) of the Term, the Licensee will provide to Dow Jones a written report (each, a "DJUSTMI Quarterly Report"), within 10 days after the end of each Quarter (as defined below), which sets forth (i) the asset balance for each Product based on each of the Dow Jones U.S. Total Market Indexes (broken down by Index) at such Quarter-end, and (ii) a calculation of the DJUSTMI Rolling Average Asset Balance (defined below) at such month-end.

Within 10 days after each Quarter-end during each Year of the Term, the Licensee will pay (each, a "DJUSTMI Quarterly Payment") to the Dow Jones affiliate designated by Dow Jones an amount equal to one-quarter of the DJUSTMI Basis Point Amount (defined below); provided, however that, in each year of the Term, Licensee shall be entitled to apply a credit in an amount equal to the DJUSTMI Annual Minimum Payment against the aggregate of the DJUSTMI Quarterly Payments for that year until such credit is depleted. Licensee shall send the DJUSTMI Quarterly Report to Dow Jones by fax/email and/or regular mail to (609) 520-7030/djgi@wsj.dowjones.com/Dow Jones & Company, P.O. Box 300, Princeton, NJ 08543 Attn: Michael Petronella, respectively.

Definitions:

"DJUSTMI Basis Point Amount" means, at any time during a Year, an amount equal to two basis points (.0002) on the DJUSTMI Rolling Average Asset Balance.

"DJUSTMI Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Products based on the Dow Jones U.S. Total Market Indexes in the aggregate for the Quarter then ended, calculated by adding the month-end asset balances for such products for such months in the Quarter and dividing the result by the number three (i.e., the number of months in the Quarter).

"Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

"Year" means a twelve-month period commencing on the Amendment No. 5 Effective Date or on any anniversary of the Amendment No. 5 Effective Date.

   II. Licensee shall pay license fees in accordance with the following with respect to the Dow Jones Select MicroCap Index:

1) As of May 7, 2006 and, during the Term, on each anniversary of such date, the Licensee will pay to Dow Jones a flat annual minimum payment of $15,000 in respect of the twelve-month period commencing on such date or the anniversary thereof, as the case may be (each, a "DJ Select MicroCap Annual Minimum Payment").

2) In addition, during each Year of the Term, the Licensee will provide to Dow Jones a written report (each, a "DJ Select MicroCap Quarterly Report"), within 10 days after the end of each Quarter, which sets forth (i) the asset balance for each Product based on each of the Dow Jones Select MicroCap Index at such Quarter-end, and (ii) a calculation of the DJ Select MicroCap Rolling Average Asset Balance (defined below) at such month-end.

Within 10 days after each Quarter-end during each Year of the Term, the Licensee will pay (each, a " DJ Select MicroCap Quarterly Payment") to the Dow Jones affiliate designated by Dow Jones an amount equal to one-quarter of the DJ Select MicroCap Basis Point Amount (defined below); provided, however that, in each year of the Term, Licensee shall be entitled to apply a credit in an amount equal to the DJ Select MicroCap Annual Minimum Payment against the aggregate of the DJ Select MicroCap Quarterly Payments for that year until such credit is depleted. Licensee shall send the DJ Select MicroCap Quarterly Report to Dow Jones by fax/email and/or regular mail to (609) 520-7030/djgi@wsj.dowjones.com/Dow Jones & Company, P.O. Box 300, Princeton, NJ 08543 Attn: Michael Petronella, respectively.

Definitions:

"DJ Select MicroCap Basis Point Amount" means, at any time during a Year, an amount equal to five basis points (.0005) on the DJ Select MicroCap Rolling Average Asset Balance.

"Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

"DJ Select MicroCap Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Products based on the Dow Jones Select MicroCap Index in the aggregate for the Quarter then ended, calculated by adding the month-end asset balances for such products for such months in the Quarter and dividing the result by the number three (i.e., the number of months in the Quarter).

"Year" means a twelve-month period commencing on May 7, 2006 or on any anniversary of the such date.

   III. All amounts will be paid in cash and will be non-refundable. All amounts are stated in U.S. dollars (at the applicable exchange rate prevailing at the time payment is due, as published in the Wall Street Journal. All amounts are stated net of any withholding taxes (i.e., the amount stated is the amount to be received by Dow Jones after payment of any withholding taxes).

The terms hereof shall be deemed "Confidential Information" for purposes of
Section 7(b) of this Agreement.

                                   SCHEDULE D

                                   INDEX DATA

Subject to the terms and conditions of this License Agreement and payment of the fees set forth on Schedule C to Amendment No. 5, throughout the term of the License Agreement, Dow Jones shall provide the following data (collectively, the "Index Data") to Licensee via, at Dow Jones's option, (i) FTP service, (ii) email delivery or (iii) facsimile delivery:

As of End-of-Day Basis:

(beta) A list of component stocks (the "Components") for each of the Additional Indexes listed on Schedule B; (beta) Weightings of the Components; (beta) Divisor of the Additional Indexes as of month-end (beta) Closing values of the Additional Indexes as of month-end. (beta) Component market capitalization as of month-end; (beta) Industry group classifications for the Components as of month-end.